Exhibit 99.1

Global Power Equipment Group Inc.

Announces Appointment of Larry Edwards as President

TULSA, Oklahoma, January 30, 2004 – Global Power Equipment Group Inc. (NYSE: GEG), a leading design, engineering and fabrication firm providing a broad array of equipment and services to diversified global companies engaged in the power and process industries, today announced that the Board of Directors has unanimously elected Larry Edwards as President. Mr. Edwards’s appointment reflects the recent resignation of Gary Obermiller who was the Company’s president and chief operating officer. Mr. Obermiller is retiring from the company for personal reasons unrelated to the operations or management of the Company.

Larry Edwards, Global Power Equipment Group’s chairman, chief executive officer and president stated, “Our entire organization is indebted to Gary Obermiller for his hard work and leadership over the past decade and we wish him all the best. Our dedicated management team and employee group is aggressively capitalizing on improving opportunities in the global marketplace and we look forward to sharing our fourth quarter results, our view of power generation market developments, and our current corporate initiatives with our shareholders in mid-February.”

The Company will release its fourth quarter and fiscal year 2003 financial results on Monday, February 16, 2004, after the NYSE market closes and will host a conference call at 9:00 AM EST on Tuesday, February 17, 2004. Details of those events will be released on Monday, February 2, 2004.

About Global Power Equipment Group

Oklahoma based Global Power Equipment Group Inc. (NYSE: GEG) is a leading designer, engineer and fabricator of a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 30 years of power generation industry experience. The Company’s equipment is installed in power plants and in industrial operations in more than 40 countries on six continents. The Company believes, that in its product lines, it has one of the largest installed bases of equipment for power generation in the world. In addition, the Company provides its customers with value-added services including engineering, retrofit, maintenance and repair. Additional information about Global Power Equipment Group may be found at www.globalpower.com.

Statements contained in this release regarding the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including, but not limited to, those regarding anticipated operating results, are forward looking statements within the meaning of U.S. federal securities laws and are subject to a number of risks, assumptions and uncertainties that could cause the Company’s actual results to differ materially from those projected. Information concerning some of the factors that could cause actual results to differ materially from those in, or implied by, the forward looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the period ending December 28, 2002, and other reports on file with the U.S. Securities and Exchange Commission.

Company Contact:

Bob Zwerneman

Director of Investor Relations

(918) 274-2398